EXHIBIT (a)(6)

               [LETTERHEAD OF FORT JAMES CORPORATION APPEARS HERE]

October 16, 2000


TO HOLDERS OF FORT JAMES CORPORATION STOCK OPTIONS:

            Fort James Corporation has agreed to be acquired by Georgia-Pacific Corporation. Georgia-Pacific is making an exchange offer for the Fort James shares, which will be followed by a merger to complete the acquisition. In the offer and the merger, each share of Fort James common stock will be converted into $29.60 in cash and a fraction of a share of Georgia-Pacific Group common stock equal to .2644, subject to adjustment in certain circumstances.

            Under the terms of our agreement with Georgia-Pacific, you have the right to elect whether some or all of your options to acquire Fort James common stock will be converted into options to acquire Georgia-Pacific Group common stock or cash. This letter describes these two alternatives with respect to your Fort James options. IF YOU FAIL TO MAKE AN ELECTION PRIOR TO 5:00 P.M., CENTRAL TIME, ON NOVEMBER 2, 2000 (THE "ELECTION DEADLINE"), YOUR OPTIONS WILL AUTOMATICALLY BE CASHED OUT WHEN GEORGIA-PACIFIC COMPLETES ITS OFFER FOR FORT JAMES SHARES.

            With respect to each of your option grants, you have the right to elect between the following two alternatives:

     -      If you elect to receive Georgia-Pacific Group options, at the
            -----------------------------------------------------
            effective time of the merger, your Fort James options will be converted into options to acquire Georgia-Pacific Group common stock. We call these Georgia-Pacific Group options "Rollover
                                                                 --------
            Options" and describe them below under the heading "If You Elect to
            -------
            Rollover Your Fort James Options Into Options to Acquire Georgia-Pacific Group Stock." Forms making this election must be
                                           ----------------------------------
            received no later than November 2, 2000.
            ---------------------------------------

     -      If you elect to receive cash or do not make an election by the
            --------------------------------------------------------------
            election deadline, your options will be cashed out in connection
            -----------------
            with the offer. The amount of cash will be equal to the difference between the "Per Share Amount" - which we describe in Appendix A to this letter and depends on the price of the Georgia-Pacific Group common stock - and the exercise price of your option. We describe this alternative under "If You Elect to Cash Out Your Options or Fail to Make an Election by the Election Deadline."

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October 16, 2000
Page 2 of 4

            If you elect to receive Rollover Options, you will have a continuing interest in the combined businesses of Georgia-Pacific and Fort James. The value of your Rollover Options will increase or decrease depending on the stock price of Georgia-Pacific Group common stock following the completion of the offer.

            If you elect to cash out your options or fail to make an election by the election deadline, once the offer is completed:

     - you will no longer have the right to exercise your existing Fort James options;

     - the value of the cash you will receive in respect of your Fort James options will be fixed and, upon receipt of such cash, your Fort James options will automatically be cancelled and cease to exist; and

     - if the exercise price of your option exceeds the Per Share Amount, you will receive no cash for that option and that option will automatically be cancelled and cease to exist.

            If you hold options which are currently exercisable you can, of course, exercise those options and participate in the offer and the merger. In no event, however, will you be able to exercise your options after the completion of the merger and receive Fort James common stock.

            THE DECISION AS TO WHETHER TO ELECT TO CONVERT YOUR FORT JAMES OPTIONS INTO OPTIONS TO ACQUIRE GEORGIA-PACIFIC GROUP COMMON STOCK OR ELECT TO CASH OUT YOUR OPTIONS IS A PERSONAL ONE AND WE URGE YOU TO DISCUSS YOUR SITUATION WITH YOUR OWN TAX OR FINANCIAL ADVISERS.

IF YOU ELECT TO ROLLOVER YOUR FORT JAMES OPTIONS INTO OPTIONS TO ACQUIRE GEORGIA-PACIFIC GROUP STOCK

            If you elect to convert your Fort James options into options to
            ---------------------------------------------------------------
acquire Georgia-Pacific Group common stock, you must return the attached
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election form by the election deadline. If you do so, at the time the merger is
--------------------------------------
completed, each option will cease to represent a right to acquire shares of Fort James common stock and will be converted automatically into a fully vested and exercisable option to purchase shares of Georgia-Pacific Group common stock (a "Rollover Option") in an amount and at an exercise price determined in the following manner (and otherwise subject to the terms of the plan and the stock option agreement under which it was granted):

     -      Number of Georgia-Pacific Group Common Shares: the number of shares
            ---------------------------------------------
            of Georgia-Pacific Group common stock for which a Rollover Option may be exercised will be equal to the product of (1) the number of shares of Fort James common stock subject to the option immediately prior to the effective time of the merger and (2) the quotient of the Per Share Amount divided by the Georgia-Pacific Average Price, rounded up to the nearest whole share; and

     -      Option Exercise Price: the exercise price per share of
            ---------------------
            Georgia-Pacific Group common stock under a Rollover Option will be equal to the quotient of (1) the exercise price per share of Fort James common stock under the original option immediately prior to the effective time of the merger divided by (2) the Per Share Amount divided by the Georgia-Pacific Average Price, rounded down to the nearest whole cent.

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October 16, 2000
Page 3 of 4

            We define Per Share Amount and Georgia-Pacific Average Price on Appendix A attached to this letter and include an example calculation in Appendix B attached to this letter.

IF YOU ELECT TO CASH OUT YOUR OPTIONS OR FAIL TO MAKE AN ELECTION BY THE ELECTION DEADLINE

            If you elect to cash out your Fort James options or fail to make an election by the election deadline, when the Georgia-Pacific exchange offer expires, each such Fort James option will be cancelled automatically and you will receive an amount in cash equal to the excess, if any, of the Per Share Amount over the per share exercise price of such option, multiplied by the number of shares of Fort James common stock subject to such option. Any cash payment will be subject to any applicable tax withholding requirements.

ILLUSTRATIVE EXAMPLES

            By way of example, if at a Georgia-Pacific Average Price of $30, you have an option to purchase 1,000 shares of Fort James common stock at $25 per share and you elect to roll over that option, you would receive an option to purchase 1,250 shares of Georgia-Pacific Group common stock at $20.00 per share. If, instead, you elect to cash out your option, you would receive $12,530 in cash less applicable taxes. The detailed calculations for this are shown on Appendix B attached to this letter.

            If, at a Georgia-Pacific Average Price of $30, you have an option for 1,000 shares of Fort James common stock, but your exercise price is $39 per share, and you elect to roll over that option, you would receive an option to purchase 1,250 shares of Georgia-Pacific Group common stock at $31.20 per share. If, instead, you elect to cash out that option, you would receive $0 in cash and the option will be automatically cancelled.

            As shown in the last example, if you elect to cash out an option or fail to make an election by the election deadline and the exercise price applicable to that option exceeds the Per Share Amount, you will receive no value for that option. AS A RESULT, HOLDERS OF OPTIONS WITH RESPECT TO WHICH THE EXERCISE PRICE OF THE OPTION EXCEEDS THE PER SHARE AMOUNT (I.E., THE OPTIONS ARE
                             -------
OUT-OF-THE-MONEY) SHOULD ELECT TO CONVERT THOSE OPTIONS INTO OPTIONS TO RECEIVE GEORGIA-PACIFIC GROUP COMMON STOCK.

            You should also be aware that, in connection with the transaction, the terms of your Fort James options were amended to provide for a minimum period of time during which you may exercise your options if your employment is terminated after the offer is completed. The amendment generally provides that if your employment is terminated by your employer other than for "Cause" (as defined in your stock option agreement) or by you for "Good Reason" under an employment agreement (to the extent you have an agreement), in either case during the three years following a Change of Control of Fort James, each of your options may be exercised until the earlier of (1) three years following the Change of Control and (2) the expiration of the original term of the option. Former employees who have retired or terminated prior to a Change of Control of Fort James will continue to be able to exercise options per the original terms of the grant agreements.

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October 16, 2000
Page 4 of 4

            PLEASE INDICATE ON THE ATTACHED SCHEDULE THE NUMBER OF OPTIONS WITH RESPECT TO WHICH YOU ELECT TO RECEIVE OPTIONS TO RECEIVE GEORGIA-PACIFIC GROUP COMMON STOCK AND THE NUMBER OF OPTIONS WITH RESPECT TO WHICH YOU ELECT TO RECEIVE CASH AND RETURN OR FAX ONE SIGNED COPY OF THIS LETTER BY NOVEMBER 2,
                                                              --------------
2000 TO BECKY RODGERS AT FORT JAMES CORPORATION, 1650 LAKE COOK ROAD, DEERFIELD,
----
ILLINOIS 60015 (OR IF BY FAX TO (847) 317-5191). IF YOU DO NOT SEND IN AN
                                                        -----------------
ELECTION FORM BY THE ELECTION DEADLINE, ALL OF YOUR OPTIONS WILL BE CASHED OUT
------------------------------------------------------------------------------
AND AUTOMATICALLY CANCELLED IN THE MANNER DESCRIBED UNDER "IF YOU ELECT TO CASH
---------------------------
OUT YOUR OPTIONS OR FAIL TO MAKE AN ELECTION BY THE ELECTION DEADLINE." IF YOU BELIEVE THAT ANY INFORMATION ON THE ELECTION FORM RELATING TO YOUR FORT JAMES OPTIONS IS INCORRECT OR HAVE ANY QUESTIONS, PLEASE DO NOT HESITATE TO CALL BECKY RODGERS AT (847) 317-5371 OR MICHAEL KATZFEY AT (847) 317-5215.

Sincerely,

/s/ Daniel J. Girvan

Daniel J. Girvan



Attachments

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                             FORT JAMES STOCK OPTION
                                 ELECTION FORM *

NAME:

SSN:

ADDRESS:

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                                       ELECT TO CONVERT         ELECT TO
    GRANT      # OF         OPTION    TO GEORGIA-PACIFIC        CASH OUT
     DATE      OPTION       PRICE          OPTIONS          (SPECIFY NUMBER)
               SHARES                  (SPECIFY NUMBER)
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  *  The information shown is as of October 5, 2000. To the extent an option is exercised, expires or is otherwise cancelled after this date, any election made with respect to such option will not apply.


Signature:_______________________________  Date:________________________________

NOTE: IF YOU FAIL TO MAKE AN ELECTION PRIOR TO 5:00 P.M., CENTRAL TIME, ON NOVEMBER 2, 2000 (THE "ELECTION DEADLINE"), YOUR OPTIONS WILL AUTOMATICALLY BE CASHED OUT WHEN GEORGIA-PACIFIC COMPLETES ITS OFFER FOR FORT JAMES SHARES.

RETURN OR FAX TO BECKY RODGERS AT FORT JAMES CORPORATION, 1650 LAKE COOK ROAD, DEERFIELD, ILLINOIS 60015 (OR IF BY FAX TO (847) 317-5191).

                                                                      APPENDIX A

DEFINITIONS

Per Share Amount:            The Per Share Amount is equal to the sum of (1)
                             $29.60 and (2) the product of the Exchange Ratio and the Georgia-Pacific Average Price. For example:

                             - if the Georgia-Pacific Average Price were $30.00, the Per Share Amount would be $37.53 ($29.60 plus the product of the Exchange Ratio (.2644) and the Georgia-Pacific Average Price ($30.00)); and
                             - if the Georgia-Pacific Average Price were $40.00, the Per Share Amount would be $40.00 ($29.60 plus the product of the Exchange Ratio (.2600) and the Georgia-Pacific Average Price ($40.00)).

Exchange Ratio:              The Exchange Ratio is .2644.  If, however, the
                             value of the Georgia-Pacific Group stock to be received by Fort James stockholders in the offer would exceed $10.40, which would occur when the Georgia-Pacific Average Price is greater than $39.33, the Exchange Ratio will be adjusted to equal $10.40 divided by the Georgia-Pacific
                             Average Price.  For example, if the
                             Georgia-Pacific Average Price was $40.00, the
                             Exchange Ratio would be .2600.

Georgia-Pacific Average      The average (rounded to the nearest 1/10,000) of
Price:                       the volume weighted averages (rounded to the
                             nearest 1/10,000) of the trading prices of Georgia-Pacific Group common stock on the New York
                             Stock Exchange for the ten consecutive trading days ending on the third trading day before the date that Georgia-Pacific accepts shares that have been tendered in the offer. If the offer expires as scheduled on November 9, 2000, the ten trading day period would begin on October 24, 2000 and end on November 6, 2000.

The following table shows the Exchange Ratio and the Per Share Amount at various Georgia-Pacific Average Prices:

      GEORGIA-PACIFIC                       EXCHANGE    PER SHARE
      AVERAGE PRICE                            RATIO     AMOUNT
      -------------                         --------------------
         $20.00........................      .2644       $34.89
          25.00........................      .2644        36.21
          30.00........................      .2644        37.53
          35.00........................      .2644        38.85
          40.00........................      .2600        40.00
          45.00........................      .2311        40.00

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                                                                      APPENDIX B


      The following example illustrates how to calculate the number of Rollover Options or amount of cash you would receive in respect of your Fort James options.

      Assume the following:

      Georgia-Pacific Average Price:      $30.00
      Per Share Amount:                   $37.53
      # of Option Shares:                 1,000
      Per Share Exercise Price:           $25.00

      IF YOU ELECT TO ROLL OVER THE OPTIONS, YOU WOULD RECEIVE:

      # of Rollover Options:  1,250
      New Exercise Price:     $20.00

      The calculations are as follows:

      # of Rollover Options = # of Option Shares  x         Per Share Amount
                                                            ----------------
                                                            Georgia-Pacific
                                                             Average Price

            1,000 x  $37.53  = 1,250
                      -----
                     $30.00

      New Exercise Price =                Per Share Exercise Price
                                          ------------------------
                               Per Share Amount / Georgia-Pacific Average Price

                       $25.00          = $20.00
               ----------------------
                   $37.53 / $30.00

      IF YOU ELECT TO CASH OUT THE OPTION OR FAIL TO MAKE AN ELECTION BY THE ELECTION DEADLINE, YOU WOULD RECEIVE:

      Amount of Cash:  $12,530 less applicable taxes

      The calculation is as follows:

      Amount of Cash = (Per Share Amount - Per Share Exercise Price) x  # of
                                                                       Option
                                                                       Shares

                 ($37.53 - $25.00) x 1,000 = $12,530